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                                                                 Exhibit 99(a)
SUPPLEMENTARY FINANCIAL DATA QUARTERLY DATA (UNAUDITED)

                                                                                                             Common Stock*
                                                                                                  ----------------------------------
                                                                                       Primary    Dividends           Price Range
(In thousands, except                                      Income Before       Net    Net Income   Paid Per       ------------------
per share amounts)                            Revenues     Income Taxes      Income   Per Share     Share         High         Low
                                              --------------------------------------------------------------------------------------
FISCAL 1995
First quarter (13 weeks) ..............       $ 40,815       $  3,192      $  1,942     $  .20       $ .075      $15.62       $13.00
Second quarter (14 weeks)..............         40,281          3,409         2,029        .22         .080       13.25        12.38
Third quarter (13 weeks) ..............         47,316          6,387         4,067        .44         .080       13.00        11.12
Fourth quarter (13 weeks)..............         49,314          7,716         5,646        .61         .080       14.38        11.00
                                              -------------------------------------------------------------
Total Year.............................       $177,726       $ 20,704      $ 13,684     $ 1.47       $ .315
                                              =============================================================

FISCAL 1994
First quarter (13 weeks)** ............       $ 47,717       $  8,111      $  5,111     $  .59       $ .063      $13.96       $12.40
Second quarter (13 weeks)**............         48,020          7,832         4,832        .56         .075       15.00        12.39
Third quarter (14 weeks)...............         61,917         12,151         7,551        .80         .075       16.00        13.38
Fourth quarter (12 weeks)..............         47,026          6,594         4,094        .43         .075       16.88        14.50
                                              -------------------------------------------------------------
Total Year.............................       $204,680       $ 34,688      $ 21,588     $ 2.38       $ .288
                                              =============================================================
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*     The Common Stock of McDonald & Company Investments, Inc., is listed on the
      New York Stock Exchange.  The trading symbol is MDD. At April 30, 1995, the approximate number of stockholders of record was 1,045.

** All income per share, dividends paid per share, and price range information has been restated to reflect the effect of the 20% stock dividend paid during the fiscal year ended March 25, 1994. (See Note F to the Consolidated Financial Statements.)


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